Cane Clark llp		3273 E. Warm Springs Las Vegas, NV 89120
Kyleen E. Cane*	Bryan R. Clark^	Telephone: 702-312-6255
Joe Laxague	Scott P. Doney	Facsimile: 702-944-7100
Christopher T. Clark		Email: jlaxague@caneclark.com

January 21, 2011

Southern States Sign Company
7231 S. Eastern Ave., Suite B-127
Las Vegas, NV 89119

Dear Sirs:

                 We have acted as counsel to Southern States Sign Company, a Nevada corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission of a registration statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, as amended, relating to the sale by the selling security holder(s) referred to in the Registration Statement of up to 3,000,000 shares of the Company’s common stock, par value $0.001 per (collectively, the “Shares”).

                  In this connection, we have examined the originals or copies, certified or otherwise identified to our satisfaction, of the Articles of Incorporation and Bylaws of the Company, as amended through the date hereof, resolutions of the Company’s Board of Directors, and such other documents and corporate records relating to the Company and the issuance of the Shares as we have deemed appropriate. In all cases, we have assumed the genuineness of signatures, the authenticity of documents submitted to us as originals, the conformity to authentic original documents of documents submitted to us as copies, and the accuracy and completeness of all records and other information made available to us by the Company. We express no opinion concerning the law of any jurisdiction other than the State of Nevada.

                  On the basis of the foregoing, we are of the opinion that the Shares have been duly and validly authorized for issuance and are validly issued, fully paid, and non-assessable by the Company under the laws of the State of Nevada.

                  We hereby consent to the reference to our firm under the caption “Named Experts and Counsel” in the prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. This does not constitute a consent under Section 7 of the Securities Act of 1933, as amended, because we have not certified any part of the Registration Statement and do not otherwise come within the categories of persons whose consent is required under Section 7 or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Joe Laxague
Joe Laxague, Esq.

CONSENT

I HEREBY CONSENT to the inclusion of my name and use of my opinion in connection with the amended Form S-1 Registration Statement filed with the Securities and Exchange Commission as special counsel for the registrant, Southern States Sign Company.

Sincerely,

/s/ Joe Laxague
Joe Laxague, Esq.